Exhibit 99.1

Smart Balance Announces 2012 Second Quarter Results

Company Delivers 29% Net Sales Growth in the Quarter;

Cash Operating Income Increases to $10.9 Million;

Increases 2012 Outlook & Introduces 2013 Outlook to Account for Udi’s Acquisition

Paramus, N.J. (August 2, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the second quarter ended June 30, 2012. For the second quarter of 2012, net sales increased 28.7% to $76.0 million, and cash operating income increased 5.3% to $10.9 million. Earnings per share were $0.05, versus $0.07 last year, excluding certain items.

With the acquisition of Udi’s Healthy Foods, LLC expected to benefit Smart Balance’s results beginning in the third quarter, the Company increased its 2012 outlook and provided a preliminary outlook for 2013. For 2012, the Company expects net sales in the $360 million to $370 million range, gross margin in the 42% to 44% range, and cash operating income in the $53 million to $55 million range. This compares to its previous 2012 outlook of sales in the $320 million to $330 million range, gross margin in the 42% to 44% range, and cash operating income in the $46 million to $48 million range. For 2013, the Company expects sales to be in the range of $440 million to $450 million and cash operating income to be in the range of $70 million to $75 million.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “Our results were in-line with our expectations. In the quarter, our natural brands - Glutino and Earth Balance - reported strong net sales increases of 31% and 27%, respectively. While our spreads and grocery categories reported flat sales, we managed to deliver a modest growth in profit, before the impact of launch expenses from Smart Balance® spreadable butter. Since launching this product on February 27th, Smart Balance® spreadable butter has an average of 1.8 items on the shelf and 11% share of the spreadable butter category¹. We are encouraged by the early success of spreadable butter, and the potential impact it could have on our core “hold the line” strategy as it pertains to Smart Balance spreads and grocery.”

Regarding Udi’s Healthy Foods, Mr. Hughes commented, “On July 2nd we closed on the acquisition and are excited to add the leading growth brand in gluten free foods to our portfolio of health and wellness brands. This transaction will truly be transformational to our company. The combination of Udi’s, Glutino and Earth Balance should accelerate the overall organic growth of our Company and will comprise almost half of our second half 2012 sales. Udi’s sales in the second quarter increased 79.6% to $22.9 million, and adjusted EBITDA increased 137% to $3.5 million, as it continues to benefit from increased distribution and strong velocity growth at retail.”

2012 Second Quarter Results

Net sales in the second quarter of 2012 increased 28.7% to $76.0 million, compared to net sales of $59.0 million in the second quarter of 2011. This performance primarily reflected the acquisition of Glutino, which represented $15.9 million of net sales in the quarter. In addition, the Company’s base business (which excludes Glutino), which increased 1.0%, was positively impacted by higher selling prices, offset by lower volume and introductory costs resulting from the launch of spreadable butter.

Sales for the Company’s total spreads categories increased 3.5% driven by the positive net impact of pricing activity in the category, volume growth from Earth Balance® and the introduction of Smart Balance® spreadable butter, offset by volume declines from Smart Balance® and Bestlife™ spreads.

Sales of Smart Balance® milk declined 9.8% in the second quarter. This decline was mainly attributable to a difficult volume comparison in last year’s second quarter, which reported stronger volumes and a higher promotional cadence with retailers than that of 2012. In addition, lower volumes in the current period were partially due to a wider gap in selling prices compared to conventional milk competitors which reported a decline in selling prices. Commodity milk prices have since increased and volume comparisons to last year’s period eased, which should result in a reacceleration of growth in the third quarter.

Sales of the Company’s grocery products increased 7.1% versus the year-ago second quarter, reflecting higher prices for oil and peanut butter, partially offset by lower volume.

The Company’s Earth Balance® portfolio continued to perform well in the second quarter, registering a sales gain of 27.1% versus year-ago. This gain was primarily driven by growth of Earth Balance® spreads, as these products continue to gain new distribution in the grocery channel. In addition, the natural channel continued to benefit from recent product launches, including MindfulMayo ™, Organic Coconut Spread and Earth Balance® Coconut & Peanut Spread. Finally, Earth Balance® Soy Milk continues to benefit from the expansion of distribution in the natural channel.

Glutino represented approximately 28 points of the consolidated net sales growth. When compared to the same period last year, Glutino sales increased 31.0%. The growth in the quarter was positively impacted by an increase in orders from its distributors. The acceleration in growth occurred after a period of inventory reduction at its distributors, which was due to a previous change in the Company’s promotional strategy from off-invoice to performance-based to improve its efficiency of trade spend.

Gross profit in the second quarter of 2012 was $32.0 million, or 42.1% of net sales, compared with gross profit of $28.2 million, or 47.7% of net sales in the second quarter of 2011. While higher selling prices more than offset the impact of commodity costs, the acquisition of Glutino, and the overall mix shift to lower margin products in the base business resulted in a lower gross margin in the quarter.

Operating income decreased to $6.0 million in the second quarter, excluding acquisition and integration-related costs of $1.7 million, compared to operating income of $7.4 million in the second quarter of 2011. In addition, higher depreciation, amortization and stock compensation negatively impacted operating income by approximately $2.0 million when compared to last year’s quarter.

Cash operating income increased 5.3% to $10.9 million in the second quarter compared to $10.3 million in the prior year’s quarter. The table below provides a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – Second Quarter

$ in Millions	2012	2011

Operating Income (GAAP)	$4.3	$7.4
Less non-cash and certain items :
Stock-based compensation expense	2.0	1.3
Depreciation and amortization	2.9	1.6
Acquisition and integration-related costs	1.7	-
Non-cash/certain items	6.6	2.9

Cash Operating Income	$10.9	$10.3

Net income in the second quarter of 2012 was $0.5 million, or $0.01 per share, compared with net income of $3.3 million, or $0.06 per share, in the year-ago quarter. The 2012 quarter was unfavorably impacted by the acquisition and integration-related costs associated with Udi’s. In addition, the provision for income taxes was unfavorably impacted by the reduction of deferred tax assets related to the forfeiture of certain stock options. The 2011 quarter was unfavorably impacted by a net charge of $0.6 million, or $0.01 per share, related to the reduction of deferred tax assets related to the forfeiture of certain stock options. Excluding these items, net income in the second quarter of 2012 was $2.9 million compared to $3.9 million in 2011.

Reconciliation of Items Affecting Net Income and Earnings Per Share (EPS) – Second Quarter
	Net Income ($ Millions)		EPS ($ Per share)
	2012	2011	2012	2011

Reported	$0.5	$3.3	$0.01	$0.06
Less non-cash and certain items:
Forfeiture of certain stock options	1.4	0.6	0.02	0.01
Acquisition and integration-related charges	0.3	-	0.01	-
Tax rate adjustment²	0.7	-	0.01	-
Non-cash/certain items	2.4	0.6	0.04	0.01

Adjusted	$2.9	$3.9	$0.05	$0.07

2012 Outlook

With the acquisition of Udi’s Healthy Foods, LLC expected to benefit Smart Balance’s results beginning in the third quarter, and the affirmation of its base business outlook, the Company increased its 2012 outlook. For 2012, the Company expects net sales in the range of $360 million to $370 million range, gross margin in the 42% to 44% range, and cash operating income in the $53 million to $55 million range. This compares to its previous 2012 outlook of sales in the $320 million to $330 million range, gross margin in the 42% to 44% range, and cash operating income in the $46 million to $48 million range.

In addition, for 2012 the company expects interest expense to be approximately $14 million, stock based compensation to be approximately $9 million, and depreciation and amortization to be approximately $14 million.

2013 Outlook

For 2013 the Company expects sales to be in the range of $440 million to $450 million and cash operating income to be in the range of $70 million to $75 million. In addition, the Company expects to provide more specifics on 2013 in accordance with its third quarter earnings reports.

Footnotes

1 All references to market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity) for the 12-week period ending July 7, 2012, unless otherwise noted.

² Adjustment excludes the impact of discrete items on the effective tax rate.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including (i) the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or industry; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition; operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; (ii) the Company’s ability to successfully integrate and operate the Udi’s business and realize the expected benefits of the Udi’s acquisition; potential changes to future tax rates; unexpected costs, charges, liabilities, or expenses resulting from the transaction; potential adverse reactions or changes in business relationships resulting from the transaction; and the possibility that Udi's growth may occur at a rate less than the Company anticipates; and (iii) those other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “cash operating income” and "net income and earnings per share (EPS) excluding non-cash and certain items" as non-GAAP measures. The Company believes that these measures better explain its profitability and performance consistent with the way the investor and securities analysts evaluate our Company in the competitive environment in which we operate. Cash operating income is defined as operating income excluding stock based compensation expense, depreciation and amortization and acquisition and integration-related costs. In addition, the Company uses the term “Adjusted EBITDA” when referring to Udi’s, as management believes that this measure better explains the acquired company’s profitability and performance, consistent with the way the investor and securities analysts evaluate performance in the competitive environment in which we operate. Adjusted EBITDA is defined as operating income, or net income, excluding interest, taxes; plus depreciation, amortization, other non-cash and one-time items. In the second quarter of 2012 Udi’s adjusted EBITDA of $3.5 million is calculated as operating income of $3.1 million plus depreciation of $0.4 million.

The Company believes that the exclusion of both non-cash and certain items, provide a better reflection of the operating profitability of the Company, and strongly compliment the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. We have included in this press release reconciliations of cash operating income to operating income and of net income and EPS excluding non-cash and certain items to net income and EPS, in each case as calculated in accordance with GAAP.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The Company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The Company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.  The Company’s Glutino and Udi’s brands are trusted pioneers and leaders in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars and Udi’s Gluten Free Breads.  The Company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The Company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.  For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Smart Balance, Inc.

cbuyers@smartbalance.com

303-652-0521 x152

SMART BALANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,099	$7,959
Accounts receivable, net of allowance of: $331 (2012) and $343 (2011)	17,678	20,030
Accounts receivable - other	1,251	1,124
Inventories	15,341	15,698
Prepaid taxes	1,272	981
Prepaid expenses and other assets	9,057	2,149
Deferred tax asset	4,561	5,299
Total current assets	60,259	53,240
Property and equipment, net	15,635	13,804
Other assets:
Goodwill	266,561	266,598
Intangible assets, net	181,460	183,822
Deferred costs, net	2,741	2,690
Other assets	1,565	1,478
Total other assets	452,327	454,588
Total assets	$528,221	$521,632
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$41,349	$40,358
Income taxes payable	159	217
Current portion of long-term debt	3,500	9,150
Total current liabilities	45,008	49,725
Long-term debt	99,484	93,815
Deferred tax liability	50,781	51,474
Contract payable	2,750	4,125
Other liabilities	926	877
Total liabilities	198,949	200,016
Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,633,427 and 62,630,683 issued in 2012 and 2011, respectively and 58,942,764 and 58,940,020 outstanding in 2012 and 2011, respectively	6	6
Additional paid in capital	542,899	539,432
Accumulated deficit	(196,780)	(200,967)
Accumulated other comprehensive loss, net of tax	(1,258)	(1,260)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total stockholders' equity	329,272	321,616
Total liabilities and stockholders' equity	$528,221	$521,632

SMART BALANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$75,989	$59,021	$155,280	$118,743
Cost of goods sold	43,988	30,849	88,199	62,199
Gross profit	32,001	28,172	67,081	56,544

Operating expenses:
Marketing	6,486	5,889	13,291	11,390
Selling	6,339	5,150	13,142	10,300
General and administrative	13,157	9,716	26,873	19,844
Acquisition and integration-related costs	1,692	—	1,692	—
Total operating expenses	27,674	20,755	54,998	41,534
Operating income	4,327	7,417	12,083	15,010

Other income (expense):
Interest expense	(1,290)	(684)	(2,450)	(1,474)
Other income (expense), net	277	(188)	(181)	466
Total other (expense)	(1,013)	(872)	(2,631)	(1,008)
Income before income taxes	3,314	6,545	9,452	14,002
Provision for income taxes	2,830	3,216	5,265	7,130
Net income	$484	$3,329	$4,187	$6,872

Earnings per share:
Basic	$0.01	$0.06	$0.07	$0.12
Diluted	$0.01	$0.06	$0.07	$0.11

Weighted average shares outstanding:
Basic	58,940,675	59,267,479	58,940,361	59,577,678
Diluted	59,805,128	59,721,217	59,565,863	60,026,195

Net income	$484	$3,329	$4,187	$6,872
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(451)	—	2	—
Other comprehensive (loss) income	(451)	—	2	—
Comprehensive income	$33	$3,329	$4,189	$6,872